EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated February 25, 2004 (April 29, 2004 as to the effects of the revised segment reporting structure described in Notes 1 and 27 and July 30, 2004 as to the effects of the discontinued operations described in Note 1) (which report expresses an unqualified opinion and includes an explanatory paragraph with respect to the adoption of the fair value method of accounting for stock-based compensation and the consolidation provisions for variable interest entities in 2003, the non-amortization provisions for goodwill and other indefinite-lived intangible assets in 2002, and the modification of the accounting treatment relating to securitization transactions and the accounting for derivative instruments and hedging activities in 2001, and an explanatory paragraph with respect to the accounting for Jackson Hewitt as a discontinued operation) appearing in the current report on Form 8-K of Cendant Corporation dated August 2, 2004.

/s/ Deloitte & Touche LLP
New York, New York
November 15, 2004